UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 24, 2021
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INSEEGO CORP.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-38358	81-3377646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer identification number)
12600 Deerfield Parkway, Suite 100
Alpharetta, Georgia 30004
(Address of principal executive offices) (Zip Code)
(858) 812-3400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INSG	Nasdaq Global Select Market
Preferred Stock Purchase Rights
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
        Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
The information in “Item 2.02 Results of Operations and Financial Condition” of this Current Report on Form 8-K and in Exhibit 99.1, attached hereto, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may be incorporated by reference in a filing under the Exchange Act or the Securities Act of 1933, as amended, only if such subsequent filing specifically references such disclosure in this Form 8-K.
Purchase Agreement

On February 24, 2021, Inseego Corp. (“Inseego”) entered into an Share Purchase Agreement (the “Purchase Agreement”) with Main Street 1816 Proprietary Limited (in the process of being renamed Convergence CTSA Proprietary Limited (the “Purchaser”)), pursuant to which Inseego has agreed to sell the African operations of Inseego’s Ctrack telematics business. Under the Purchase Agreement, Inseego will sell the entire issued share capital of its Ctrack Africa Holdings Proprietary Limited ("Ctrack Africa") subsidiary for approximately R528,930,000 million South African Rand (approximately $36,178,523 USD based on exchange rates at the time of signing) in an all-cash transaction (the “Sale Transaction”). The Purchase Agreement provides for a closing accounts mechanism, whereby, following completion, the Purchaser will prepare closing accounts and a closing statement, which, once agreed or deemed agreed, will form the basis of an adjustment to the initial purchase consideration as a result of movements in working capital, net cash, and sale claims. The Purchase Agreement has been approved by the Board of Directors of Inseego.

Upon completion of the sale of Ctrack Africa (the “Completion Date”), Purchaser will acquire the fleet management and telematics solutions business of Ctrack in Africa, Pakistan and the Middle East (the “Ctrack Business”). Inseego will continue to provide telematics solutions in the rest of the world, including in North America, Europe and Australia.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including, among other things, that during the period from the signing of the Purchase Agreement until the earlier of the termination of the Purchase Agreement or the Completion Date, Inseego agrees to carry on the Ctrack Business in the ordinary course and will be be restricted from implementing various transactions that can generally viewed out outside the ordinary course of business transaction, unless Purchaser agrees to the implementation of such transactions. Inseego, on behalf of itself and its affiliates, has agreed that for a period of two (2) years after the Completion Date that it will not solicit any employees or customers or otherwise compete with the Ctrack Business in Africa, Pakistan and the Middle East, as more fully described in the Purchase Agreement.

The Purchase Agreement is subject to closing conditions and suspensive conditions (the “Closing Conditions”), the fulfilment of which will result in a delay between signing and the Completion Date. The Closing Conditions, include, among others more fully described in the Purchase Agreement, (i) South African anti-trust approval, (ii) implementation of a pre-completion reorganization ("Restructuring") of Ctrack Africa and its subsidiaries ("Ctrack Africa Group") and (iii) finalization of the audited financial statements of each Ctrack Africa Group entity for the financial year ended December 31, 2020. The Sale Transaction is also subject to Purchaser’s affiliate fund having received firm funding commitments from limited partners by April 30, 2021 and the general partner of such fund ratifying the Sale Transaction. Unless fulfilled or otherwise waived by the parties, if any of the Closing Conditions are not fulfilled by June 30, 2021, the Purchase Agreement shall be terminated and the sale of the shares by Inseego to the Purchaser shall not be completed.

In addition to the Closing Conditions, the Purchaser is entitled to terminate the Purchase Agreement in the event of a material adverse change (“MAC”) prior to the fulfilment of the last of the Closing Conditions. The Purchaser may determinate that a MAC has occurred if there has been any event which has had (or is reasonably likely to have) an adverse impact of:
•15% or more on the EBITDA of the Ctrack Africa Group on an annualised basis when compared to the EBITDA of the Ctrack Africa Group for the financial year ended 31 December 2020; or
•R66 million South African Rand or more on any asset or group assets applicable to the Ctrack Africa Group or any member of the Ctrack Africa Group, in the form of an understated or undisclosed liability, or the write down in value of any such asset or group of assets, when compared to the value of any such assets as set out in the Management Accounts.

The Purchase Agreement provides that Purchaser is required to obtain a warranty & indemnity insurance policy (the “Policy”) for the Sale Transaction and the issuer of the Policy will provide insurance against breaches by the Company of the general representations and warranties contained in the Purchase Agreement. The Policy includes customary exclusions, including exclusions related to the Restructuring, aspects of the accounts, product liability, limited employment matters, and tax, which are referenced as the "Uninsured Warranties" in the Purchase Agreement.

Inseego has certain indemnification obligations under the Purchase Agreement for the Uninsured Warranties and specific indemnities identified in the Purchase Agreement, as follows:
•in respect of insured warranties – no liability;
•in respect of Uninsured Warranties – 30% of the purchase consideration, which such amount reduced to 20% once the insurers receive legal opinions to their satisfaction regarding the Restructuring; and
•in respect of a breach of a fundamental warranty or any special indemnity where a claim is in excess of or not covered by the Policy, 100% of the purchase consideration.

The Purchase Agreement provides that Purchaser must bring any indemnity claim against Inseego during the following time periods:
•Tax warranties that form part of the Uninsured Warranties – five (5) years;
•certain of the specified indemnities – three (3) or five (5) years; and
•all other Uninsured Warranties and indemnities – twelve (12) months.

In addition the Policy obtained by Purchaser, Inseego is required pursuant to the terms of the Purchase Agreement to provide a bank guarantee (the “Bank Guarantee”) for an amount equal to ten percent (10%) of the initial purchase consideration as security for claims against Inseego may have for the Uninsured Warranties and/or the specific indemnities. The Bank Guarantee shall lapse twelve (12) months after the Completion Date. While the Bank Guarantee is in place Purchaser will first seek recovery for any claim against such Bank Guarantee and only after it is exhausted, then will it be able to seek a claim directly against Inseego.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Ancillary Agreements

As part of the Sale Transaction, Inseego and certain entities within the Ctrack Africa Group that will be acquired by Purchaser in the Sale Transaction have entered into an Assignment and License Agreement (the “License Agreement”), dated as of February 24, 2021 pursuant to which each of the parties have agreed to assign and/or grant licenses to the other party effective as of the Completion Date for certain intellectual property utilized in the Ctrack Business. There is no financial consideration paid by either party under the License Agreement and all licenses are royalty-free, perpetual, irrevocable and non-terminable. The Purchaser on behalf of itself and its affiliates, has agreed that for a period of two (2) years after the Completion Date that it will not utilize the intellectual property that is subject to the License Agreement to compete with Inseego’s telematics business in North America, Europe, Australia or New Zealand, as more fully described in the License Agreement.

As part of the Sale Transaction, Inseego and certain entities within the Ctrack Africa Group that will be acquired by Purchaser in the Sale Transaction have entered into a Transitional Services Agreement (the “Transitional Services Agreement”), dated as of February 24, 2021 pursuant to which each of the parties have agreed to provide limited transitional customer support and software maintenance services for a six-month period starting immediately after the Completion Date. There is no financial consideration to be paid under the Transitional Services Agreement unless the parties exceed a certain amount of service hours a month after which an agreed to hourly fee will be incurred. No party shall be obligated to provide more than 200 hours of service per month.

As part of the Sale Transaction, Inseego has agreed to rebrand its remaining telematics business during the twelve (12) months following the Completion Date. Inseego and the applicable Ctrack Africa Group entity holding the primary trademarks related to the Ctrack Business have entered into a Trademark Agreement, dated as of February 24, 2021 (the “Trademark Agreement”) pursuant to Inseego has been granted a royalty-free license to certain trademarks currently used in the Ctrack Business for twelve (12) months following the Completion Date outside of the Africa, Pakistan and the Middle East.

The foregoing descriptions of the License Agreement, Transitional Services Agreement and Trademark Agreement and the transactions contemplated thereby are not complete and are subject to and qualified in each of their entirety by reference to the License Agreement, Transitional Services Agreement and Trademark Agreement, as applicable, copies of which are filed as Exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K.

Item 8.01.    Other Events.

On February 24, 2021, Inseego issued a press release announcing the entering into of the Purchase Agreement and the sale of the South African operations of the Ctrack Business. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

10.1    Share Purchase Agreement, dated as of February 24, 2021, by and between Inseego Corp. and Main Street 1816 Proprietary Limited (in the process of being renamed Convergence CTSA Proprietary Limited.

10.2    Assignment and License Agreement, dated as of February 24, 2021, by and between Inseego Corp. and certain entities that will be acquired by Purchaser in the Sale Transaction.

10.3    Transitional Services Agreement, dated as of February 24, 2021, by and between Inseego Corp. and certain entities that will be acquired by Purchaser in the Sale Transaction.

10.4    Trademark Agreement, dated as of February 24, 2021, by and between Inseego Corp. Ctrack Holdings (Pty) Limited, and certain entities that will be acquired by Purchaser in the Sale Transaction.

99.1     Press Release issued by Inseego Corp. on February 24, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2021

Inseego Corp.

By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
SVP and General Counsel